EXHIBIT 99.3

Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the acquisition of Lender Performance Group, LLC, a Delaware limited liability company, ("PrecisionLender"), Lender Performance Group Blocker, LLC, a Delaware limited liability company ("Blocker A"), LPGB, Inc., a Delaware corporation ("Georgian Blocker"), Insight (Delaware) PL Blocker Corporation, a Delaware corporation ("Insight Blocker A"), Insight (Cayman) PL Blocker Corporation, a Delaware corporation ("Insight Blocker B" and together with Blocker A, Georgian Blocker and Insight Blocker A, each a "Blocker" and collectively the "Blockers") pursuant to the Agreement and Plan of Merger, dated September 30, 2019 (the "Merger Agreement"), by and among Q2 Software Inc., a Delaware corporation and a wholly-owned subsidiary of Q2 Holdings, Inc. ("Q2" or the "Company"), PrecisionLender, the Blockers, and the other parties thereto. Pursuant to the Agreement and Plan of Merger, the Company agreed to pay approximately $510.0 million (the "Merger Consideration") in cash upon closing for all of the outstanding equity interests of PrecisionLender and the Blockers.

The unaudited pro forma combined financial information primarily gives effect to the following adjustments:

•	Application of the acquisition method of accounting in connection with the business combination to reflect the fair value of the purchase consideration;

•	Stock compensation granted to PrecisionLender's management team in connection with the business combination;

•	Amortization of intangible assets acquired in connection with the business combination; and

•	Conforming PrecisionLender's accounting policies with the Company's through adoption of ASC 842 as of January 1, 2019.

The unaudited pro forma combined balance sheet as of September 30, 2019, and the unaudited pro forma combined statements of operations for the nine months ended September 30, 2019 and the year ended December 31, 2018 are presented herein. The unaudited pro forma combined balance sheet combines the unaudited balance sheets of the Company and PrecisionLender as of September 30, 2019, and gives effect to the PrecisionLender acquisition as if it occurred on September 30, 2019. The unaudited pro forma combined statements of operations combine the historical results of the Company and PrecisionLender for the nine months ended September 30, 2019 and the year ended December 31, 2018, and give effect to the business combination as if it occurred on January 1, 2018. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the PrecisionLender acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined entity's results.

The unaudited pro forma combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the business combination occurred as of the dates indicated or what the financial position or results would be for any future periods.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The PrecisionLender acquisition has been reflected in the unaudited pro forma combined financial information as a business combination using the acquisition method of accounting, in accordance with Accounting Standards Codification, or ASC, Topic 805, "Business Combinations," under accounting principles generally accepted in the United States ("GAAP"). Under these accounting standards, the total estimated purchase consideration was calculated as described in Note 2 to the unaudited pro forma combined financial information, and the assets acquired and the liabilities assumed have been presented at their preliminary estimated fair value at the date of acquisition. For the purpose of measuring the preliminary estimated fair value of the assets acquired and liabilities assumed, management has applied the accounting guidance under GAAP for fair value measurements, using established valuation techniques. This guidance establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The purchase price allocation including the identification of tangible and intangible assets acquired and liabilities assumed, and the determination of the fair value of those assets acquired and liabilities assumed, as well as the assignment of goodwill to reporting units were not finalized as of the filing date of this Current Report on Form 8-K/A and are subject to change.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes herein. The final determination of the fair value of PrecisionLender's assets and liabilities could result in amounts preliminarily allocated to goodwill and intangible assets changing materially from those used in the unaudited pro forma combined financial information and could also result in a material change in the amortization of acquired intangible assets.

The unaudited pro forma combined financial information is derived from the historical financial statements of the Company and PrecisionLender, and should be read in conjunction with (1) the accompanying notes to the unaudited pro forma combined financial information, (2) the unaudited financial statements and related footnotes included in the Company's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2019, (3) the audited financial statements and related footnotes for the fiscal year ended December 31, 2018 included in the Company's Annual Report on Form 10-K, (4) the audited financial statements for the fiscal years ended December 31, 2018 and December 31, 2017, and notes thereto of PrecisionLender, and (5) the financial statements for the nine months ended September 30, 2019 and 2018, and notes thereto of PrecisionLender, which are included as exhibits to this Current Report on Form 8-K/A.

The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the acquisition been completed as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the acquisition may differ significantly from those that are reflected in the unaudited pro forma condensed combined financial information due to many factors, including the effects of applying final purchase accounting and the incremental costs incurred to integrate the two companies. The unaudited pro forma condensed combined financial information does not reflect any cost savings, or associated costs to achieve such savings, from operating efficiencies, synergies, or other restructuring that may result from the acquisition.

Q2 HOLDINGS, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
(in thousands, except per share data)

	Historical
	As of September 30, 2019
	Q2	PrecisionLender	Pro Forma Adjustments (Note 3)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$601,156	$12,422	$(518,437)	(a)	$95,141
Restricted cash	2,152	—	—		2,152
Investments	35,696	—	—		35,696
Accounts receivable, net	24,349	4,421	—		28,770
Contract assets, current portion	826	—	—		826
Prepaid expenses and other current assets	6,114	1,312	—		7,426
Deferred solution and other costs, current portion	13,902	—	—		13,902
Deferred implementation costs, current portion	4,638	—	—		4,638
Total current assets	688,833	18,155	(518,437)		188,551
Property and equipment, net	39,917	1,580	—		41,497
Right of use assets	29,159	—	8,282	(f)	37,441
Deferred solution and other costs, net of current portion	25,384	—	—		25,384
Deferred implementation costs, net of current portion	14,884	—	—		14,884
Intangible assets, net	54,167	68	216,830	(b)	271,065
Goodwill	107,857	—	315,086	(c)	422,943
Contract assets, net of current portion	13,981	—	—		13,981
Other long-term assets	3,502	259	—		3,761
Total assets	$977,684	$20,062	$21,761		$1,019,507
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$8,612	$483	$—		$9,095
Accrued liabilities	12,358	5,169	(1,022)	(f)	16,505
Accrued compensation	35,689	—	—		35,689
Current portion of notes payable	—	403	(403)	(d)	—
Deferred revenues, current portion	52,047	11,900	(3,741)	(e)	60,206
Lease liabilities, current portion	7,472	—	1,977	(f)	9,449
Total current liabilities	116,178	17,955	(3,189)		130,944
Convertible notes, net of current portion	419,326	—	—		419,326
Deferred revenues, net of current portion	25,391	8,853	(2,784)	(e)	31,460
Notes payable, net of current portion	—	263	(263)	(d)	—
Lease liabilities, net of current portion	30,309	—	7,327	(f)	37,636
Other long-term liabilities	4,639	—	1,349	(g)	5,988
Total liabilities	595,843	27,071	2,440		625,354
Commitments and contingencies (Note 8)
Stockholders' equity:
Common stock: $0.0001 par value; 150,000 shares authorized; 48,110 issued and outstanding as of September 30, 2019 and 43,535 shares issued and outstanding as of December 31, 2018	5	—	—		5
Members' deficit	—	(7,009)	7,009	(h)	—
Additional paid-in capital	609,327	—	—		609,327
Accumulated other comprehensive loss	142	—	—		142
Accumulated deficit	(227,633)	—	12,312	(h)	(215,321)
Total stockholders' equity	381,841	(7,009)	19,321		394,153
Total liabilities and stockholders' equity	$977,684	$20,062	$21,761		$1,019,507

See accompanying Notes to unaudited pro forma combined financial information

Q2 HOLDINGS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Historical
	Year ended December 31,
	2018	2018
	Q2	PrecisionLender	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Revenues	$241,100	$16,969	$(2,955)	(a)	$255,114
Cost of revenues	121,855	4,627	22,812	(b), (c), (e)	149,294
Gross profit	119,245	12,342	(25,767)		105,820
Operating expenses:
Sales and marketing	48,124	4,785	282	(c), (e)	53,191
Research and development	51,334	—	8,206	(c), (e)	59,540
General and administrative	44,990	—	9,051	(c), (e)	54,041
Software and client support	—	13,999	(13,999)	(e)	—
Operations, general and administrative	—	6,712	(6,712)	(e)	—
Depreciation and amortization expense	—	206	(206)	(e)	—
Acquisition related costs	4,145	—	—		4,145
Amortization of acquired intangibles	1,844	—	14,892	(b)	16,736
Unoccupied lease charges	658	—	—		658
Total operating expenses	151,095	25,702	11,514		188,311
Loss from operations	(31,850)	(13,360)	(37,281)		(82,491)
Other income (expense):
Interest and other income	2,811	—	—		2,811
Interest and other expense	(10,161)	(718)	71	(f)	(10,808)
Total other income (expense), net	(7,350)	(718)	71		(7,997)
Loss before income taxes	(39,200)	(14,078)	(37,210)		(90,488)
Benefit from (provision for) income taxes	3,803	—	(771)	(g)	3,032
Net loss	$(35,397)	$(14,078)	$(37,981)		$(87,456)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale investments	24	—	—		24
Foreign currency translation adjustment	78	164	—		242
Comprehensive loss	$(35,295)	$(13,914)	$(37,981)		$(87,190)
Net loss per common share, basic and diluted	$(0.83)				$(2.04)
Weighted average common shares outstanding:
Basic and diluted	42,797				42,797

See accompanying Notes to unaudited pro forma combined financial information

Q2 HOLDINGS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Historical
	Nine Months Ended September 30,
	2019	2019
	Q2	PrecisionLender	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Revenues	$228,644	$16,487	$(4,070)	(a)	$241,061
Cost of revenues	117,683	4,402	21,516	(b), (c), (e), (h)	143,601
Gross profit	110,961	12,085	(25,586)		97,460
Operating expenses:
Sales and marketing	47,371	4,130	588	(c), (e), (h)	52,089
Research and development	56,392	—	7,854	(c), (e), (h)	64,246
General and administrative	41,357	—	8,442	(c), (e), (h)	49,799
Software and client support	—	12,953	(12,953)	(e)	—
Operations, general and administrative	—	6,629	(6,629)	(e)	—
Depreciation and amortization expenses	—	296	(296)	(e)	—
Acquisition related costs	7,453	—	(4,598)	(d)	2,855
Amortization of acquired intangibles	3,032	—	11,169	(b)	14,201
Unoccupied lease charges	244	—	—		244
Total operating expenses	155,849	24,008	3,577		183,434
Loss from operations	(44,888)	(11,923)	(29,163)		(85,974)
Other income (expense):
Interest and other income	2,978	—	—		2,978
Interest and other expense	(13,608)	(418)	29	(f)	(13,997)
Total other income (expense), net	(10,630)	(418)	29		(11,019)
Loss before income taxes	(55,518)	(12,341)	(29,134)		(96,993)
Benefit from (provision for) income taxes	307	—	(578)	(g)	(271)
Net loss	$(55,211)	$(12,341)	$(29,712)		$(97,264)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale investments	247	—	—		247
Foreign currency translation adjustment	(68)	(129)	—		(197)
Comprehensive loss	$(55,032)	$(12,470)	$(29,712)		$(97,214)
Net loss per common share, basic and diluted	$(1.21)				$(2.14)
Weighted average common shares outstanding:
Basic and diluted	45,519				45,519

See accompanying Notes to unaudited pro forma combined financial information

Note 1 - Basis of Pro Forma Presentation

The historical consolidated financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma adjustments are preliminary and based on estimates of the fair values and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the merger. The final determination of the purchase price allocation will be based on the final valuation of the fair values of assets acquired and liabilities assumed.

The unaudited pro forma condensed combined financial information included herein was derived from the Company's and PrecisionLender's historical consolidated financial statements, which were both prepared in accordance with U.S. GAAP. In order to conform the PrecisionLender historical consolidated financial statements to our financial statement presentation, the Company has reclassified certain line items within the PrecisionLender historical consolidated financial statements. Reclassifications mainly relate to conforming the names of the financial statement line items from PrecisionLender's to the Company's presentation.

The unaudited pro forma condensed combined financial information has been prepared using the Company's significant accounting policies as set forth in the audited consolidated financial statements for the fiscal year ended December 31, 2018, as updated in the Company's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2019. Based on the procedures performed to date, the accounting policies of PrecisionLender are similar in most material respects to the Company's accounting policies. PrecisionLender adopted ASC Topic 606, "Revenue from Contracts with Customers" and Subtopic 340-40, "Other Assets and Deferred Costs - Contracts with Customers," as of January 1, 2018, the same date as the Company's adoption of these standards, and accordingly no pro forma adjustments were required to conform PrecisionLender's accounting policies with the Company's. The primary impacts of adopting Topic 606 relate to the adjustment for the transaction price in PrecisionLender's contracts when a significant financing component exists. Previously, PrecionLender deferred only the purchase price including discounts of a contract and recognized those amounts over the contract term, generally ranging from one to five years, as the revenue was recognized. Under the new standard, when the payment is received greater than one year in advance, the revenue recognized exceeds the cash received and an interest expense will be recorded to reflect the increased revenue.

PrecisionLender had not adopted ASU 2016-02, "Leases (Topic 842)" whereas such standard was adopted by the Company as of January 1, 2019, and accordingly pro forma adjustments were required to conform PrecisionLender's accounting policies with the Company's. The primary impacts of adopting Topic 842 relate to the consolidated balance sheets as most of the operating lease commitments will be subject to the standard and recognized as right-of-use assets and corresponding operating lease liabilities upon the adoption of Topic 842, which will increase the total assets and total liabilities that the Company reports relative to such amounts prior to adoption.

As more information becomes available, the Company will complete a more detailed review of PrecisionLender's accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Note 2 — Preliminary Purchase Consideration and Purchase Price Allocation

The total preliminary purchase price is as follows (in thousands):

Preliminary Purchase Consideration
Estimated cash purchase price	$510,000
Estimated working capital and other adjustments	8,437
Total preliminary purchase price	$518,437

At closing, the Company deposited into an escrow account approximately $4.8 million of the initial consideration, or Escrow Amount, to secure certain post-closing indemnification obligations in the Merger Agreement during a period of 18 months following the acquisition date. To the extent not utilized, the Escrow Amount shall be paid to the former shareholders of PrecisionLender at the end of the 18 month period unless there are any unresolved claims remaining at that time.

For the purpose of preparing the accompanying unaudited pro forma combined consolidated balance sheet as of September 30, 2019,  the preliminary estimate of the purchase price allocation to the acquired assets and liabilities is as follows (in thousands):

Tangible assets acquired:
Net working capital, excluding deferred revenue	$261
Property and equipment, net	1,580
Total tangible assets acquired	1,841
Other assets (liabilities):
Other assets	259
Deferred revenue	(14,230)
Deferred tax liability	(1,349)
Total other assets (liabilities)	(15,320)
Intangible assets	216,830
Net assets acquired, excluding goodwill	203,351
Estimated goodwill	315,086
Total preliminary purchase consideration	$518,437

The goodwill recognized is attributable primarily to synergies expected from the integration of the acquired product offering into the Company's integrated solutions, the expanded service capabilities that are expected to become available from planned investments in the acquired products, and the value of the assembled work force in accordance with generally accepted accounting principles.

The acquisition resulted in the identification of intangible assets, including customer relationships, non-compete agreements, trademarks, and acquired technology. The fair value of the intangible assets was based on the income approach using various methods such as with and without, relief from royalty, and multi-period excess earnings. Intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from five to ten years.

Note 3 — Unaudited Pro Forma Combined Consolidated Balance Sheet Adjustments

Purchase Accounting Pro Forma Adjustments:

a)	Reflects the cash portion of the purchase price paid.

b)
Reflects the adjustments to record the preliminary estimate of fair value of PrecisionLender's amortizable intangible assets acquired. Refer to Note 2 for the intangible assets recognized and the associated useful lives.

c)	Reflects the preliminary estimate of goodwill which represents excess of purchase price consideration over the estimated fair value of the net tangible and amortizable intangible assets acquired.

d)
Reflects debt repaid on behalf of PrecisionLender that includes settlement of the outstanding notes payable balance, of which $0.4 million was classified as short-term debt and $0.3 million was classified as long-term debt.

e)	Reflects the adjustment to record the fair value of PrecisionLender's deferred revenue based upon the value the Company would offer a third party to assume the liability.

f)
Reflects the adjustments to record right-of-use assets and corresponding lease liabilities to conform PrecisionLender's accounting policies with the Company's adoption of Topic 842. Adoption of the new standard resulted in the recording of lease assets and lease liabilities of approximately $6.9 million and $7.1 million, respectively, as of January 1, 2019. The difference between the lease assets and lease liabilities is the reclassification of deferred rent on the PrecisionLender balance sheet at the date of adoption.

g)
Reflects the adjustment to record a deferred tax liability associated with the amortization of tax deductible goodwill. The Company anticipates recording a $19.8 million deferred tax liability related to the recording of intangible assets and deferred revenue associated with the acquisition of PrecisionLender. Because PrecisionLender will be included in the Company's consolidated tax return following the acquisition, the Company has determined that the deferred tax liabilities related to the acquisition provide sufficient taxable income to realize an equal amount of the Company's deferred tax assets resulting in a reduction in the valuation allowance and no net increase to the Company's deferred tax liabilities beyond the amount related to amortization of tax deductible goodwill. However, the reduction in the Company's valuation allowance is not reflected in the pro forma statement of operations because it will not have a continuing impact. The adjustment is an estimate, preliminary and subject to change once the 2019 annual tax provision is completed.

h)
Reflects adjustments to eliminate PrecisionLender's historical members' deficit, which represent the historical book value of PrecisionLender's net assets, as a result of application of purchase accounting.

Note 4 — Unaudited Pro Forma Combined Consolidated Statements of Operations Adjustments

Purchase Accounting Pro Forma Adjustments:

a)
Reflects a reduction in revenue of $3.0 million and $4.1 million related to the estimated fair value of the acquired deferred revenue during the fiscal year ended December 31, 2018, and the nine months ended September 30, 2019, respectively.

b)             Reflects an adjustment for the year ended December 31, 2018 and the nine months ended September 30, 2019, for amortization expense related to the fair value of identified intangible assets with definite lives. Amortization of the intangible assets has been included in the historic results starting on the acquisition date. Since the pro forma results of operations require the transaction to be reflected as if it occurred on January 1, 2018, a pro forma adjustment has been recorded to account for the incremental amortization. The intangible assets are amortized on a straight-line basis over the useful lives of the assets. The preliminary amount of amortization expense included in cost of revenues in the pro forma condensed consolidated statement of comprehensive loss was $15.4 million for the year ended December 31, 2018 and $11.6 million for the nine months ended September 30, 2019. The preliminary amount of amortization expense included in operating expenses in the pro forma condensed consolidated statement of comprehensive loss was $14.9 million for the year ended December 31, 2018 and $11.2 million for the nine months ended September 30, 2019.
c)             Reflects an adjustment to record total stock compensation charges, related to restricted stock units granted by the Company to PrecisionLender employees and officers, of $1.5 million and $1.1 million, for the year ended December 31, 2018 and the nine months ended September 30, 2019, respectively, for awards granted to PrecisionLender employees subject to future service requirements subsequent to the closing. The compensation expense is expected to be recorded as follows within the respective expense lines:

	Year ended December 31, 2018
	Cost of revenues	Sales and marketing	Research and development	General and administrative
Reversal of PrecisionLender's historical stock-based compensation expense	$(68)	$(83)	$(164)	$(68)
Post-combination stock-based compensation expense	262	321	631	262
Net stock-based compensation expense adjustment	$194	$238	$467	$194

	Nine months ended September 30, 2019
	Cost of revenues	Sales and marketing	Research and development	General and administrative
Reversal of PrecisionLender's historical stock-based compensation expense	$(74)	$(66)	$(187)	$(63)
Post-combination stock-based compensation expense	210	187	531	180
Net stock-based compensation expense adjustment	$136	$121	$344	$117

d)             Reflects an adjustment to remove the impact of transaction expenses for the nine months ended September 30, 2019, incurred related to the PrecisionLender acquisition.

e)	Reflects reallocation of PrecisionLender's financial statement classification to the Company's.

f)
Reflects the elimination of less than $0.1 million of historical interest expense for each of the years ended December 31, 2018 and the nine months ended September 30, 2019 associated with PrecisionLender's debt repaid by the Company in connection with the acquisition.

g)
Reflects an adjustment to record an increase in deferred tax liability associated with amortization of acquired tax deductible goodwill that is not treated as a source of future taxable income to support the realizability of the Company's gross deferred tax assets. The adjustment is an estimate, preliminary and subject to change once the 2019 annual tax provision is completed.

h)
Reflects the amortization and interest expense related to the right-of-use assets and corresponding lease liabilities to conform PrecisionLender's accounting policies with the Company's adoption of Topic 842.